Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As registered independent public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 filed on Form S-3 to the Registration Statement filed on Form S-1 (Registration No. 333-121915) of Cambridge Heart, Inc. of our report, dated March 30, 2007, relating to the financial statements of Cambridge Heart, Inc., which appears in its Annual Report on Form 10-K for the year ended December 31, 2006, and to all references to our Firm, included in or made a part of this Registration Statement on Form S-3.

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

June 19, 2007